Exhibit 5.1

March 2, 2018

Boston Omaha Corporation

1411 Harney Street, Suite 200

Omaha, NE 68102

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing with the Securities and Exchange Commission (the “Commission”) of (i) a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to $200,000,000.00 of securities of Boston Omaha Corporation, a Delaware corporation (the “Company”), including shares of Class A common stock, par value $0.001 per share, of the Company (“Class A Common Stock”), all of which may be issued and sold by the Company from time to time on a delayed or continuous basis under the Securities Act as set forth in the Registration Statement and the prospectus contained therein, and (ii) a prospectus supplement, dated March 2, 2018 (the “Prospectus Supplement”), relating to the issuance and sale from time to time by the Company of shares of Class A Common Stock having an aggregate offering price of up to $50,000,000.00 (the “Placement Shares”).

The Placement Shares may be issued and sold by the Company under the Sales Agreement, dated March 2, 2018 between the Company and Cowen and Company, LLC (the “Sales Agreement”). The Sales Agreement will be filed with the Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K to be filed in connection with the Sales Agreement on the date hereof. We are acting as counsel for the Company in connection with the issuance and sale by the Company of the Placement Shares.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below, including the Registration Statement as filed with the Commission, including the exhibits thereto, the Prospectus Supplement as filed with the Commission, and the Sales Agreement.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

It is understood that this opinion is to be used only in connection with the offer and sale of the Placement Shares while the Registration Statement is in effect.

The opinions set forth below are limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law) and the federal laws of the United States of America. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or "blue sky" laws, or (ii) state or federal antitrust laws.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of any Placement Shares, the total number of issued shares of Class A Common Stock then outstanding will not exceed the total number of authorized shares of Class A Common Stock under the Company’s certificate of incorporation as then in effect.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Placement Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Sales Agreement, the Placement Shares will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company on the date hereof in connection with the Sales Agreement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the references to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Gennari Aronson, LLP

Gennari Aronson, LLP